Exhibit 99.2

AT THE COMPANY:

Kenneth Boerger

VP/Treasurer

(419) 325-2279

FOR IMMEDIATE RELEASE

FRIDAY, MAY 11, 2012

LIBBEY ANNOUNCES EXPIRATION OF EARLY TENDER

PERIOD FOR ITS TENDER OFFER AND CONSENT

SOLICITATION FOR ITS 10% SENIOR SECURED NOTES DUE 2015

(CUSIP No. 52989LAE9)

TOLEDO, OHIO, MAY 11, 2012—Libbey Inc. (NYSE Amex: LBY) (“Libbey” or “Company”) announced today, in connection with the previously announced cash tender offer (the "Tender Offer") by Libbey Glass Inc. (“Libbey Glass”) to purchase up to $320.0 million of its outstanding $360.0 million aggregate principal amount of 10% Senior Secured Notes due 2015 (the "Notes") and consent solicitation (the "Consent Solicitation" and, together with the Tender Offer, the "Offer"), that as of 5:00 p.m. New York City time, on May 11, 2012, the expiration date had occurred for holders to tender Notes and deliver consents and receive the total consideration pursuant to the Offer, and that it had received, as of 5:00 p.m. New York City time, on May 11, 2012, tenders and consents from holders of $356.1 million in aggregate principal amount, representing 98.91% of the total outstanding principal amount of the Notes. The early settlement date is expected to be May 18, 2012. The tender offer is scheduled to expire at 11:59 p.m., New York City time, on May 25, 2012, unless extended by Libbey Glass.

Libbey Inc.:

•	is the largest manufacturer of glass tableware in the western hemisphere and one of the largest glass tableware manufacturers in the world;

•	is the leading manufacturer of tabletop products for the U.S. foodservice industry; and

•	supplies products to foodservice, retail, industrial and business-to-business customers in over 100 countries.

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Libbey Inc.

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Based in Toledo, Ohio, since 1888, the Company operates glass tableware manufacturing plants in the United States in Louisiana and Ohio, as well as in Mexico, China, Portugal and the Netherlands. Its Crisa subsidiary, located in Monterrey, Mexico, is the leading producer of glass tableware in Mexico and Latin America. Its Royal Leerdam subsidiary, located in Leerdam, Netherlands, is among the world leaders in producing and selling glass stemware to retail, foodservice and industrial clients. Its Crisal subsidiary, located in Portugal, provides an expanded presence in Europe. Its Libbey China subsidiary is located in Langfang, China. Its Syracuse China subsidiary designs and distributes an extensive line of high-quality ceramic dinnerware, principally for foodservice establishments in the United States. Its World Tableware subsidiary imports and sells a full-line of metal flatware and hollowware and an assortment of ceramic dinnerware and other tabletop items principally for foodservice establishments in the United States. In 2011, the Company’s net sales totaled $817.1 million.

This press release includes forward-looking statements as defined in Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements reflect only the Company's best assessment at this time and are indicated by words or phrases such as "goal," "expects," " believes," "will," "estimates," "anticipates," or similar phrases. Investors are cautioned that forward-looking statements involve risks and uncertainty and that actual results may differ materially from these statements, and that investors should not place undue reliance on such statements. These forward-looking statements may be affected by the risks and uncertainties in the Company's business and the capital markets. This information is qualified in its entirety by cautionary statements and risk factor disclosures contained in the Company's Securities and Exchange Commission filings, including the Company's report on Form 10-K filed with the Commission on March 14, 2012.

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